Exhibit 10.6.4

FOURTH AMENDMENT TO EXPENSE SUPPORT

AND RESTRICTED STOCK AGREEMENT

THIS FOURTH AMENDMENT TO EXPENSE SUPPORT AND RESTRICTED STOCK AGREEMENT (this “Fourth Amendment”), is effective as of January 1, 2017 (the “Effective Date”), by and between CNL Healthcare Properties, Inc. (the “Company”) and CNL Healthcare Manager Corp. (the “Property Manager”). The Company and the Property Manager are each sometimes individually referred to as, a “Party” and collectively as, the “Parties.”

R E C I T A L S:

WHEREAS, the Parties entered into that certain First Amended and Restated Property Management and Leasing Agreement dated as of June 28, 2012, as amended by a First Amendment to First Amended and Restated Property Management and Leasing Agreement between the Parties dated as of April 1, 2013 (collectively, the “Property Management Agreement”); and

WHEREAS, the Company and CNL Healthcare Corp, the Company’s advisor (“the Advisor”) and an affiliate of the Property Manager, entered into that certain Expense Support and Restricted Stock Agreement dated effective as of April 1, 2013, as amended by a First Amendment to Expense Support and Restricted Stock Agreement dated effective as of November 7, 2013, as further amended by that certain Second Amendment to Expense Support and Restricted Stock Agreement dated effective as of April 3, 2014, and as further amended by that certain Third Amendment to Expense Support and Restricted Stock Agreement dated effective as of January 1, 2016 (collectively, the “Advisor Expense Support Agreement”); and

WHEREAS, the Parties entered into that certain Expense Support and Restricted Stock Agreement dated effective as of July 1, 2013, as amended by a First Amendment to Expense Support and Restricted Stock Agreement dated effective as of November 7, 2013, as further amended by that certain Second Amendment to Expense Support and Restricted Stock Agreement dated effective as of April 3, 2014, and as further amended by that certain Third Amendment to Expense Support and Restricted Stock Agreement dated effective as of January 1, 2016 (collectively, the “Expense Support Agreement”); and

WHEREAS, pursuant to paragraph 13 of the Expense Support Agreement the Parties may amend the Expense Support Agreement by a writing executed by all of the Parties; and

WHEREAS, the Parties desire to amend the Expense Support Agreement on mutually agreed upon terms more particularly set forth herein.

NOW THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledge, the Parties, intending to be legally bound, do hereby agree as follows:

1. Recitals; Certain Definitions. The foregoing recitals are true and correct in all material respects, and are by this reference incorporated herein and made a part hereof. Capitalized terms used herein and not defined shall have the meaning set forth in the Advisor Expense Support Agreement.

2. Addition of defined term “Aggregate Stockholder Minimum Cash Distributions”. The following defined term is added to the Expense Support Agreement immediately preceding the defined term “Board”:

“Aggregate Stockholder Minimum Cash Distributions – shall mean the aggregate cash distributions paid to the stockholder in an applicable period, but only to the extent such distributions do not exceed, in the aggregate, an annualized four percent (4%) of the weighted average of the Board’s most recent determination of estimated net asset value per share.”

3. Amendment to Section 1 of the Expense Support Agreement. The Parties hereby amend and restate Section 1 of the Expense Support Agreement in its entirety; and Section 1 as amended and restated shall henceforth read as follows:

“1) Expense Support. Beginning on the Effective Date and continuing until terminated as provided herein, in the event the Expense Support Amount (as defined in the Advisor Expense Support Agreement) calculated pursuant to the Advisor Expense Support Agreement is less than (a) Aggregate Stockholder Minimum Cash Distributions declared for the applicable year, over (b) the Company’s aggregate MFFO, as defined below, for the same period, then the Property Manager shall provide expense support to the Company through forgoing payment of fees including expense reimbursements in cash and accepting restricted common stock of the Company for services provided herein, in an amount equal to such shortfall (the “Property Manager Expense Support Amount”). The Property Manager Expense Support Amount shall be determined for each calendar year of the Company, on a cumulative year-to-date basis, after calculation of the Advisor Expense Support Amount pursuant to the Advisor Expense Support Agreement with each such year-end date, a “Determination Date”. The Property Manager Expense Support Amount will be credited by the Property Manager to the Company in satisfaction of property management and other fees and expenses owed to the Property Manager under the Property Management Agreement, at the Property Manager’s discretion. For purposes of this Agreement only, MFFO have the same meaning as such term is defined and presented in the Company’s Form 10-Q and Form 10-K as filed pursuant to the Securities Exchange Act of 1934, as amended, and adjusted to exclude all development asset operating losses, interest expense and any other expenses, to the extent by which such losses exceed revenues, until the first full calendar quarter that is eighteen (18) months following the time when such development asset in its entirety is placed in service.”

4. Terms. All other terms and conditions as contained in the Expense Support Agreement shall remain unchanged and will continue to bind the Parties with respect to the transaction as contemplated therein.

Signature Page Follows.

IN WITNESS WHEREOF, the Parties have caused this Fourth Amendment to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

CNL HEALTHCARE PROPERTIES, INC.

By:
Name:	Stephen H. Mauldin
Title:	Chief Executive Officer

CNL HEALTHCARE MANAGER CORP.

By:
Name:	Tracey Bracco
Title:	Vice President

3